Exhibit 10.89

AMENDMENT TO EMPLOYMENT AGREEMENT

This document is to amend the Employment Agreement (the “Agreement”), entered into as of May 20, 2012, by and among HealthCare Partners Holdings, LLC (“Employer”), DaVita Inc. (“Parent”) and Robert J. Margolis, M.D. (“Employee”). Specifically, effective December 31, 2012, the parties agree to amend the Agreement as follows:

1. Section 3.3 is hereby amended to read as follows:

“3.3 Other Termination. After the Term (if Employee’s employment continues after the Term), Employer may terminate the employment of Employee for any reason or for no reason at any time upon at least ninety (90) days’ advance written notice. If Employer terminates the employment of Employee for reasons other than for death, Material Cause, or Disability, and contingent upon Employee’s execution of the Employer’s standard Severance and General Release Agreement within twenty-eight days of the termination of Employee’s employment, Employee shall be entitled to an amount equal to two times Employee’s base salary in effect at the time that notice of termination is given to Employee, plus an amount equal to the Bonus paid in the year prior to the termination of Employee’s employment, pro-rated for the number of months served in the year Employee’s employment is terminated, to be paid in equal installments over 24 months, subject to Employer’s payroll practices and procedures (the “Termination Pay”).

With respect to any payments due under this Section 3.3 which are subject to the Employee’s execution and delivery of the Employer’s standard Severance and General Release Agreement, in any case where the date employment terminates and the Release Expiration Date fall in two separate taxable years, any payments required to be made to the Employee which are conditioned on the timely execution of the Employer’s standard Severance and General Release Agreement and are treated as nonqualified deferred compensation for purposes of Section 409A of the Internal Revenue Code shall be made in the later taxable year. For purposes of this Section 3.3, “Release Expiration Date” shall mean the last day of the 28-day period following the Employee’s employment termination date, during which the Employee may timely deliver an executed Severance and General Release Agreement to receive payments and benefits under this Agreement. For purposes of this provision, an Employee’s employment has been terminated when Employee is no longer providing services for Employer after a specific date or the level of bona fide services that Employee would perform (as an employee or independent contractor) after a specific date would permanently decrease to no more than 20% of the average level of bona fide services performed over the immediately preceding thirty-six month period (or the full period of service if Employee was employed for less than thirty-six months).”

In all other respects, the Agreement remains unchanged and in full force and effect.

DAVITA HEALTHCARE PARTNERS INC.

By	/s/ Laura Mildenberger

Laura Mildenberger
Chief People Officer

EMPLOYEE

By	/s/ Robert J. Margolis

Robert J. Margolis, M.D.

Approved as to Form

/s/ Caitlin Moughon

Caitlin Moughon
Assistant General Counsel